Exhibit 99.1
eBAY INC. REPORTS STRONG FIRST QUARTER 2012 RESULTS

Revenue and Net Income up Double Digits Year Over Year as PayPal and Marketplaces Momentum Continues

SAN JOSE, Calif., April 18, 2012 - Global commerce platform and payments leader eBay Inc. (Nasdaq: EBAY) today reported that revenue for the first quarter ended March 31, 2012, increased 29% to $3.3 billion, compared to the same period of 2011. The company reported first quarter net income on a GAAP basis of $570 million, or $0.44 per diluted share, and non-GAAP net income of $725 million, or $0.55 per diluted share. The year-over-year increase in first quarter GAAP and non-GAAP earnings per diluted share was driven primarily by strong top-line growth, partially offset by increased investment in the shopping experience and the impact of acquisitions.

“The first quarter was a strong start to the year for us with momentum continuing in our Marketplaces, PayPal and GSI Commerce businesses," said eBay Inc. President and CEO John Donahoe. "We believe that innovation in retail today is technology driven, and consumers are embracing smarter, easier, better ways to shop. We are enabling commerce in this new retail environment, supporting and partnering with sellers of all sizes and giving consumers worldwide the ability to shop anytime, anywhere, for whatever they want.”

The company's PayPal business delivered strong first quarter performance. PayPal ended the quarter with 109.8 million active registered accounts, a 12% increase over the first quarter of 2011. PayPal revenue increased 32% year over year, driven primarily by increased penetration on eBay as well as continued merchant and consumer adoption. PayPal's net total payment volume (TPV) grew 24% year over year to $34 billion. PayPal continues to invest in innovation, focusing on its core platform as well as mobile and point of sale initiatives. PayPal expects to process $7 billion in mobile TPV in 2012. PayPal launched an expansion of its payment services to offline merchants in the first quarter. The Home Depot has launched PayPal payments in all of its nearly 2,000 U.S. stores, giving shoppers the opportunity to pay using just their mobile phone number or PayPal payment card and PIN. Users can switch between paying with their phone or payment card at any time. The company also launched PayPal Here in the U.S., Australia, Canada and Hong Kong. With PayPal Here, small businesses can now process almost any form of payment online or offline, including credit and debit cards, checks and PayPal using only a smartphone.

The company's Marketplaces business also delivered strong first quarter performance. Gross merchandise volume (GMV) excluding vehicles increased 12% year over year to $16 billion. Sold items increased 17% compared to the first quarter of 2011, reflecting the continued impact of improvements to eBay's core technology that are designed to make it easier and faster for shoppers to browse and buy. U.S. GMV excluding vehicles increased 13% year over year as sold items growth, mobile engagement and momentum in fashion and parts & accessories were key drivers of growth in the first quarter. Fixed price GMV, which represented 64% of total GMV in the first quarter, grew 18% globally year over year, a four-point acceleration compared to the fourth quarter of 2011. International GMV excluding vehicles increased 11% year over year to $10 billion, reflecting improved performance in Korea and solid growth in Europe. Downloads of eBay's suite of mobile apps surpassed 12 million in the first quarter and 78 million globally since the launch of mobile in the third quarter of 2008. eBay expects to generate $8 billion in mobile volume transacted in 2012.

The company's GSI business, which was acquired in the second quarter of 2011, contributed $237 million in revenue for the first quarter. GSI generated $715 million in global ecommerce (GeC) merchandise sales during the quarter. Same store sales grew 26% year over year, reflecting strong ecommerce sales from retail clients.

First Quarter 2012 Financial Highlights (presented in millions, except per share data and percentages)

	First Quarter
	2012	2011	Change
GAAP
Net revenue	$3,277	$2,546	$731	29%
Net income	$570	$476	$94	20%
Earnings per diluted share	$0.44	$0.36	$0.08	21%
Non-GAAP
Net income	$725	$619	$106	17%
Earnings per diluted share	$0.55	$0.47	$0.08	18%

	First Quarter
	2012	2011	Change
Business Units
Payments
Net revenue	$1,309	$993	$316	32%
Net total payment volume	$33,857	$27,362	$6,495	24%
Merchant Services	$22,433	$17,567	$4,866	28%
On eBay	$11,424	$9,795	$1,629	17%
Marketplaces
Net revenue	$1,728	$1,553	$175	11%
Gross merchandise volume (excl. vehicles)	$16,206	$14,496	$1,710	12%
U.S.	$6,366	$5,631	$735	13%
International	$9,840	$8,865	$975	11%
GSI
Net revenue	$237	$—	$237	N/A
GeC Merchandise Sales	$715	$—	$715	N/A

Other Selected Financial Results

•
Operating margin — GAAP operating margin decreased to 19.9% for the first quarter of 2012, compared to 22.2% for the same period last year. Non-GAAP operating margin decreased to 26.9% for the quarter, compared to 29.4% for the same period last year. The decrease in GAAP and non-GAAP operating margin was due primarily to the impact of acquisitions and business mix.

•
Taxes — The GAAP effective tax rate for the first quarter of 2012 was 17%, compared to 16% for the first quarter of 2011. For the first quarter of 2012 and 2011, the non-GAAP effective tax rate was 20% and 19%, respectively.

•
Cash flow — The company generated $531 million of operating cash flow and $289 million of free cash flow during the first quarter, which were negatively impacted by a one-time tax payment of approximately $300 million related to the gain on the sale of our remaining equity interest in Skype in fourth quarter 2011.

•	Stock repurchase program — The company repurchased approximately $240 million of its common stock in the first quarter.

•
Cash and cash equivalents and non-equity investments — The company's cash and cash equivalents and non-equity investments portfolio totaled $7.8 billion at March 31, 2012 up from $7.5 billion at December 31, 2011.

Business Outlook

•
Second quarter 2012 — eBay expects net revenues in the range of $3,250 - $3,350 million with GAAP earnings per diluted share in the range of $0.49 - $0.51 and non-GAAP earnings per diluted share in the range of $0.53 - $0.55.

•
Full year 2012 — eBay now expects net revenues in the range of $13,800 - $14,100 million with GAAP earnings per diluted share in the range of $1.91 - $1.96 and non-GAAP earnings per diluted share in the range of $2.30 - $2.35.

Quarterly Conference Call
eBay will host a conference call to discuss first quarter 2012 results at 2:00 p.m. Pacific Time today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, can be accessed through the company's Investor Relations website at http://investor.ebayinc.com. In addition, an archive of the webcast will be accessible for 90 days through the same link.
About eBay Inc.

Founded in 1995 in San Jose, Calif., eBay Inc. (NASDAQ:EBAY) is a global commerce platform and payments leader connecting millions of buyers and sellers. We do so through eBay, the world's largest online marketplace, which allows users to buy and sell in nearly every country on earth; through PayPal, which enables individuals and businesses to securely, easily and quickly send and receive digital payments; and through GSI, which facilitates ecommerce, multichannel retailing and digital marketing for global enterprises. X.commerce brings together the technology assets and developer communities of eBay, PayPal and Magento, an ecommerce platform, to support eBay Inc.'s mission of enabling commerce. We also reach millions through specialized marketplaces such as StubHub, the world's largest ticket marketplace, and eBay classifieds sites, which together have a presence in more than 1,000 cities around the world. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.
Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission, or SEC: non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate and free cash flow. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures, see “Business Outlook,” “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income to Non-GAAP Net Income,” “Reconciliation of GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate” and “Reconciliation of Operating Cash Flow to Free Cash Flow” included in this press release.
Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of eBay and its consolidated subsidiaries that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding expected financial results for the second quarter and full year 2012, and the future growth in the Payments, Marketplaces and GSI businesses, mobile commerce and mobile payments. The company's actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: changes in political, business and economic conditions, including any European or general economic downturn or crisis and any conditions that affect ecommerce growth; fluctuations in foreign currency exchange rates; the company's ability to profitably integrate, manage and grow businesses that have been acquired recently or may be acquired in the future, including GSI; the company's need to increasingly achieve growth from its existing users, particularly in its more established markets; the company's ability to deal with the increasingly competitive ecommerce environment, including competition for its sellers from other trading sites and other means of selling, and competition for its buyers from other merchants, online and offline; the company's need to manage an increasingly large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the effect of management changes and business initiatives; the company's need and ability to manage other regulatory, tax and litigation risks as its services are offered in more jurisdictions and applicable laws become more restrictive; any changes the company may make to its product offerings; the competitive, regulatory, credit card association-related and other risks specific to PayPal and Bill Me Later, especially as PayPal continues to expand geographically and introduce new products and as new laws and regulations related to financial services companies come into effect; the company's ability to timely upgrade and develop its systems, infrastructure and customer service capabilities, including GSI's v.11 initiative, at reasonable cost; and the company's ability to maintain site stability and performance on all of its sites while adding new products and features in a timely fashion. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.
More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at http://investor.ebayinc.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to the company on the date hereof. eBay assumes no obligation to update such statements.

Investor Relations Contact:	Jennifer Ceran	jceran@ebay.com
Media Relations Contact:	John Pluhowski	press@ebay.com
Investor Information Request:	408-376-7493
Company News:	http://www.ebayinc.com/news
Investor Relations website:	http://investor.ebayinc.com

eBay Inc.
Unaudited Condensed Consolidated Balance Sheet

	March 31, 2012	December 31, 2011
	(In millions)

ASSETS
Current assets:
Cash and cash equivalents	$4,164	$4,691
Short-term investments	1,707	1,238
Accounts receivable, net	633	682
Loans and interest receivable, net	1,517	1,501
Funds receivable and customer accounts	4,340	3,968
Other current assets	728	581
Total current assets	13,089	12,661
Long-term investments	2,861	2,453
Property and equipment, net	2,109	1,986
Goodwill	8,440	8,365
Intangible assets, net	1,316	1,406
Other assets	392	449
Total assets	$28,207	$27,320
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$564	$565
Accounts payable	325	282
Funds payable and amounts due to customers	4,340	3,968
Accrued expenses and other current liabilities	1,530	1,511
Deferred revenue	135	110
Income taxes payable	71	298
Total current liabilities	6,965	6,734
Deferred and other tax liabilities, net	946	1,073
Long-term debt	1,521	1,525
Other liabilities	66	58
Total liabilities	9,498	9,390

Total stockholders' equity	18,709	17,930
Total liabilities and stockholders' equity	$28,207	$27,320

eBay Inc.
Unaudited Condensed Consolidated Statement of Income

	Three Months Ended March 31,
	2012	2011
	(In millions, except per share amounts)

Net revenues	$3,277	$2,546
Cost of net revenues (1)	983	729
Gross profit	2,294	1,817
Operating expenses:
Sales and marketing (1)	677	533
Product development (1)	374	275
General and administrative (1)	372	293
Provision for transaction and loan losses	134	107
Amortization of acquired intangible assets	84	44
Total operating expenses	1,641	1,252
Income from operations	653	565
Interest and other, net	31	3
Income before income taxes	684	568
Provision for income taxes	(114)	(92)
Net income	$570	$476
Net income per share:
Basic	$0.44	$0.37
Diluted	$0.44	$0.36
Weighted average shares:
Basic	1,288	1,297
Diluted	1,308	1,320

(1) Includes stock-based compensation as follows:
Cost of net revenues	$14	$14
Sales and marketing	30	35
Product development	30	31
General and administrative	37	39
	$111	$119

eBay Inc.
Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended March 31,
	2012	2011
	(In millions)
Cash flows from operating activities:
Net income	$570	$476
Adjustments:
Provision for transaction and loan losses	134	107
Depreciation and amortization	281	193
Stock-based compensation	111	119
Changes in assets and liabilities, net of acquisition effects	(565)	(195)
Net cash provided by operating activities	531	700
Cash flows from investing activities:
Purchases of property and equipment, net	(242)	(149)
Changes in principal loans receivable, net	(35)	(3)
Purchases of investments	(1,016)	(485)
Maturities and sales of investments	408	230
Acquisitions, net of cash acquired	(3)	(191)
Other	(5)	1
Net cash used in investing activities	(893)	(597)
Cash flows from financing activities:
Proceeds from issuance of common stock	85	73
Repurchases of common stock	(240)	(357)
Excess tax benefits from stock-based compensation	54	54
Tax withholdings related to net share settlements of restricted stock units and awards	(118)	(109)
Funds receivable and customer accounts	(373)	(195)
Funds payable and amounts due to customers	373	195
Net cash used in financing activities	(219)	(339)
Effect of exchange rate changes on cash and cash equivalents	54	123
Net (decrease) increase in cash and cash equivalents	(527)	(113)
Cash and cash equivalents at beginning of period	4,691	5,577
Cash and cash equivalents at end of period	$4,164	$5,464

eBay Inc.
Unaudited Summary of Consolidated Net Revenues

Net Revenues by Type
	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2012	2011	2011	2011	2011
Net transaction revenues	(In millions, except percentages)
Marketplaces	$1,425	$1,443	$1,354	$1,350	$1,284
Current quarter vs prior quarter	(1)%	7%	—%	5%	2%
Current quarter vs prior year quarter	11%	15%	14%	14%	9%
Percent of Marketplaces revenue from international	55%	57%	56%	56%	56%

Payments	1,216	1,157	1,033	991	943
Current quarter vs prior quarter	5%	12%	4%	5%	2%
Current quarter vs prior year quarter	29%	25%	29%	29%	23%
Percent of Payments revenue from international	54%	55%	53%	52%	50%

GSI (1)	182	295	148	16	N/A
Current quarter vs prior quarter	(38)%	99%	N/A	N/A	N/A
Percent of GSI revenue from international	4%	3%	3%	5%	N/A

Total net transaction revenues	2,823	2,895	2,535	2,357	2,227
Current quarter vs prior quarter	(2)%	14%	8%	6%	2%
Current quarter vs prior year quarter	27%	32%	28%	21%	15%

Marketing services and other revenues
Marketplaces	303	329	299	314	269
Current quarter vs prior quarter	(8)%	10%	(5)%	17%	2%
Current quarter vs prior year quarter	13%	24%	32%	45%	26%
Percent of Marketplaces revenue from international	75%	72%	74%	74%	74%

Payments	93	83	75	82	50
Current quarter vs prior quarter	12%	11%	(9)%	65%	11%
Current quarter vs prior year quarter	86%	84%	86%	77%	17%
Percent of Payments revenue from international	15%	17%	9%	6%	9%

GSI (1)	55	68	54	7	N/A
Current quarter vs prior quarter	(19)%	26%	N/A	N/A	N/A
Percent of GSI revenue from international	1%	—%	—%	—%	N/A

Corporate and other	6	5	3	N/A	N/A

Total marketing services and other revenues	457	485	431	403	319
Current quarter vs prior quarter	(6)%	13%	7%	27%	3%
Current quarter vs prior year quarter	43%	56%	62%	54%	24%

Elimination of inter-segment net revenue and other (2)	(3)	N/A	N/A	N/A	N/A
Total net revenues	$3,277	$3,380	$2,966	$2,760	$2,546
Current quarter vs prior quarter	(3)%	14%	7%	8%	2%
Current quarter vs prior year quarter	29%	35%	32%	25%	16%

(1)
Net revenue attributable to the GSI segment for the three months ended June 30, 2011 reflects net revenues for the period from June 17, 2011 (the date that the acquisition was completed) to June 30, 2011.

(2)	Represents revenue generated between our reportable segments.

Net Revenues by Geography (1)	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2012	2011	2011	2011	2011
	(In millions, except percentages)
U.S. net revenues	$1,581	$1,665	$1,428	$1,249	$1,141
Current quarter vs prior quarter	(5)%	17%	14%	9%	2%
Current quarter vs prior year quarter	39%	49%	35%	21%	14%
Percent of total	48%	49%	48%	45%	45%

International net revenues	1,696	1,715	1,538	1,511	1,405
Current quarter vs prior quarter	(1)%	12%	2%	8%	2%
Current quarter vs prior year quarter	21%	25%	29%	28%	18%
Percent of total	52%	51%	52%	55%	55%

Total net revenues	$3,277	$3,380	$2,966	$2,760	$2,546
Current quarter vs prior quarter	(3)%	14%	7%	8%	2%
Current quarter vs prior year quarter	29%	35%	32%	25%	16%

(1)
Revenues are attributed to U.S. and international geographies primarily based upon the country in which the seller, payment recipient, customer, website that displays advertising, or other service provider, as the case may be, is located.

eBay Inc.
Unaudited Payments Supplemental Operating Data

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2012	2011	2011	2011	2011
	(In millions, except percentages)
Active registered accounts (1)	109.8	106.3	103.0	100.3	97.7
Current quarter vs prior quarter	3%	3%	3%	3%	3%
Current quarter vs prior year quarter	12%	13%	14%	15%	16%

Net number of payments (2)	555.7	548.1	459.2	432.0	424.6
Current quarter vs prior quarter	1%	19%	6%	2%	1%
Current quarter vs prior year quarter	31%	30%	29%	29%	26%

Net total payment volume (3)	$33,857	$33,372	$29,282	$28,742	$27,362
Current quarter vs prior quarter	1%	14%	2%	5%	2%
Current quarter vs prior year quarter	24%	24%	31%	34%	28%
Merchant Services net total payment volume as % of net total payment volume	66%	66%	66%	66%	64%

Transaction rates
Take rate	3.87%	3.71%	3.78%	3.73%	3.63%
Transaction expense	1.07%	1.04%	1.14%	1.11%	1.11%
Loss rate	0.26%	0.27%	0.31%	0.25%	0.21%
Transaction margin (4)	65.6%	64.8%	61.5%	63.6%	63.7%

Loan portfolio rates
Risk adjusted margin (5)	16.8%	16.9%	18.0%	16.5%	14.7%
Net charge-off rate (6)	4.5%	4.4%	4.3%	4.4%	4.9%
90-day delinquency rate (7)	2.4%	2.4%	2.6%	2.2%	2.2%

(1) All registered accounts that successfully sent or received at least one payment or payment reversal through the PayPal system or Bill Me Later accounts that are currently able to transact and that received a statement within the last 12 months.
(2) Number of payments, net of payment reversals, successfully completed through our Payments networks and Zong, excluding PayPal's payments gateway business, and on Bill Me Later accounts during the quarter.
(3) Total dollar volume of payments, net of payment reversals, successfully completed through our Payments networks and Zong, excluding PayPal's payment gateway business, and on Bill Me Later accounts during the period.
(4) Transaction Margin calculation has been adjusted to include total revenues (including revenue from credit) less transaction expense (including credit cost of funds) less transaction loss (including credit loan losses), divided by global take rate (based on global  total revenues divided by total TPV).
(5) The risk adjusted margin represents the annualized ratio of Bill Me Later revenue, excluding contra-revenue incentives to customers or merchants, less cost of funds, and less net credit and fraud losses relative to average loans receivable for the quarter.
(6) Net charge-off rate represents the annualized ratio of Bill Me Later net credit losses relative to average loans receivable for the quarter.
(7) 90-day delinquency rate is the ratio of Bill Me Later end of period account balances that have missed three or more consecutive payments relative to total ending loan receivables.

eBay Inc.
Unaudited eBay Marketplaces Supplemental Operating Data

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2012	2011	2011	2011	2011
	(In millions, except percentages)
Active Users (1)	102.4	100.4	98.7	97.2	95.9
Current quarter vs prior quarter	2%	2%	2%	1%	1%
Current quarter vs prior year quarter	7%	6%	6%	6%	5%

Gross Merchandise Volume (excluding vehicles) (2)	$16,206	$16,490	$14,666	$14,680	$14,496
Current quarter vs prior quarter	(2)%	12%	—%	1%	(4)%
Current quarter vs prior year quarter	12%	10%	16%	17%	8%

Vehicles Gross Merchandise Volume (3)	$1,871	$1,864	$2,149	$2,238	$2,050
Current quarter vs prior quarter	—%	(13)%	(4)%	9%	7%
Current quarter vs prior year quarter	(9)%	(3)%	—%	2%	1%

Fixed Price Trading (4) as % of total gross merchandise volume	64%	64%	63%	62%	61%
eBay's classifieds websites and Shopping.com are not included in these metrics.

(1) All users, excluding users of Half.com, StubHub, and our Korean subsidiaries (Gmarket and eBay Auction Co.), who bid on, bought, listed or sold an item within the previous 12-month period. Users may register more than once, and as a result, may have more than one account.
(2) Total value of all successfully closed items between users on eBay Marketplaces trading platforms during the quarter, regardless of whether the buyer and seller actually consummated the transaction, excluding vehicles gross merchandise volume.
(3) Total value of all successfully closed vehicle transactions between users on eBay Marketplaces trading platforms during the quarter, regardless of whether the buyer and seller actually consummated the transaction.
(4) Primarily, total gross merchandise volume related to eBay's “Buy It Now” feature on eBay Marketplaces trading platforms relative to total gross merchandise volume during the quarter.

eBay Inc.
Unaudited GSI Supplemental Operating Data

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2012	2011	2011	2011 (1)	2011
	(In millions, except percentages)
GeC Merchandise Sales (2)	$715	$1,362	$601	$76	N/A

(1)	Reflects the period from June 17, 2011 (the date that the acquisition was completed) to June 30, 2011.

(2)
Represents the retail value of all sales transactions, inclusive of freight charges and net of allowance for returns and discounts, which flow through the GSI ecommerce services platform, whether we record the full amount of such transaction as a product sale or a percentage of such transaction as a service fee. As of March 31, 2012, the number for the three months ended September 30, 2011 has been adjusted.

eBay Inc.
Business Outlook
(In Millions, Except Per Share Amounts)
The guidance figures provided below and elsewhere in this press release are forward-looking statements, reflect a number of estimates, assumptions and other uncertainties, and are approximate in nature because eBay's future performance is difficult to predict. Such guidance is based on information available on the date of this press release, and eBay assumes no obligation to update it.
eBay's future performance involves risks and uncertainties, and the company's actual results could differ materially from the information below and elsewhere in this press release. Some of the factors that could affect the company's operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect eBay's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's investor relations website at http://investor.ebayinc.com or the SEC's website at www.sec.gov.

Three Months Ended
June 30, 2012
(In millions, except per share amounts)	GAAP	Non-GAAP (a)
Net Revenue	$3,250 - $3,350	$3,250 - $3,350
Diluted EPS	$0.49 - $0.51	$0.53 - $0.55

Twelve Months Ended
December 31, 2012
(In millions, except per share amounts)	GAAP	Non-GAAP (b)
Net Revenue	$13,800 - $14,100	$13,800 - $14,100
Diluted EPS	$1.91 - $1.96	$2.30 - $2.35

(a)
Estimated non-GAAP amounts above for the three months ending June 30, 2012, reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $100-$110 million, estimated stock-based compensation expense and employer payroll taxes on stock-based compensation expense of approximately $125-$145 million, the gain on a divestiture of approximately $115-$125 million, and the accretion of a note receivable of approximately $7 million as well as the related tax impact.

(b)
Estimated non-GAAP amounts above for the 12 months ending December 31, 2012, reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $400-$420 million, estimated stock-based compensation expense and employer payroll taxes on stock-based compensation expense of approximately $520-$550 million, the gain on a divestiture of approximately $115-$125 million, and the accretion of a note receivable of approximately $25- $30 million as well as the related tax impact.

eBay Inc.
Non-GAAP Measures of Financial Performance
To supplement the company's condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, eBay uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, and free cash flow.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with eBay's results of operations as determined in accordance with GAAP. These measures should only be used to evaluate eBay's results of operations in conjunction with the corresponding GAAP measures.
Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the tables included in this press release.
These non-GAAP measures are provided to enhance investors' overall understanding of the company's current financial performance and the company's prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses or net purchases of property and equipment, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because eBay has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company's financial reporting.
For its internal budgeting process, and as discussed further below, eBay's management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, significant gains or losses from the disposal/acquisition of a business, restructuring-related charges and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, eBay's management also uses the foregoing non-GAAP measures in reviewing the financial results of eBay.
eBay excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin and non-GAAP effective tax rate:
Stock-based compensation expense. This expense consists of expenses for stock options, restricted stock and employee stock purchases. eBay excludes stock-based compensation expenses from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results. eBay also excludes its proportionate share of Skype's stock-based compensation expense.
Employer payroll taxes on stock-based compensation. This amount is dependent on eBay's stock price and the timing and size of exercises by employees of their stock options and the vesting of their restricted stock, over which management has limited to no control, and as such management does not believe it correlates to eBay's operation of the business.
Amortization or impairment of acquired intangible assets, impairment of goodwill and significant gains or losses and transaction expenses from the acquisition or disposal of a business. eBay incurs amortization or impairment of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses from the acquisition or disposal of a business and therefore excludes these amounts from its non-GAAP measures. eBay also excludes its proportionate share of Skype's amortization of acquired intangibles expense. eBay also settled a legal exposure in conjunction with the acquisition of a business and excludes this settlement payment. In addition, eBay's results are also impacted by hedge transactions related to unique movements of cash from significant business acquisitions or dispositions. eBay excludes the impact of the accretion of a note receivable associated with the disposal of certain businesses. eBay excludes these items because management does not believe they correlate to the ongoing operating results of eBay's business.
Restructuring. These charges consist of expenses for employee severance and other exit and disposal costs. eBay excludes restructuring charges primarily because management does not believe they are reflective of ongoing operating results.
Income taxes associated with certain non-GAAP entries. This amount is used to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.

In addition to the non-GAAP measures discussed above, eBay also uses free cash flow. Free cash flow represents operating cash flows less net purchases of property and equipment. eBay considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in eBay's business, make strategic acquisitions, and repurchase stock. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.

eBay Inc.
Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin

	Three Months Ended
	March 31,	March 31,
	2012	2011
	(In millions, except percentages)
GAAP operating income	$653	$565
Stock-based compensation expense	111	119
Employer payroll taxes on stock-based compensation	14	13
Amortization of acquired intangible assets within cost of net revenues	21	8
Amortization of acquired intangible assets within operating expenses	84	44
Non-GAAP operating income	$883	$749

Non-GAAP operating margin	26.9%	29.4%

Reconciliation of GAAP Net Income to Non-GAAP Net Income

	Three Months Ended
	March 31,	March 31,
	2012	2011
	(In millions, except per share amounts)
GAAP net income	$570	$476
Stock-based compensation expense	111	119
Employer payroll taxes on stock-based compensation	14	13
Amortization of acquired intangible assets within cost of net revenues	21	8
Amortization of acquired intangible assets within operating expenses	84	44
Amortization of intangibles and stock-based compensation for Skype	—	9
Accretion of note receivable	(9)	—
Loss on divested business	3	—
Income taxes associated with certain non-GAAP entries	(69)	(50)
Non-GAAP net income	$725	$619

Diluted net income per share:
GAAP	$0.44	$0.36
Non-GAAP	$0.55	$0.47
Shares used in GAAP and non-GAAP diluted net income per-share calculation	1,308	1,320

Reconciliation of GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate

	Three Months Ended
	March 31,	March 31,
	2012	2011
	(In millions, except percentages)
GAAP provision for income taxes (a)	$114	$92
Income taxes associated with certain non-GAAP entries	69	50
Non-GAAP provision for income taxes (b)	$183	$142

GAAP income before income taxes (c)	$684	$568
Stock-based compensation expense	111	119
Employer payroll taxes on stock-based compensation	14	13
Amortization of acquired intangible assets within cost of net revenues	21	8
Amortization of acquired intangible assets within operating expenses	84	44
Amortization of intangibles and stock-based compensation for Skype	—	9
Accretion of note receivable	(9)	—
Loss on divested business	3	—
Non-GAAP income before income taxes (d)	$908	$761

GAAP effective tax rate (a/c)	17%	16%

Non-GAAP effective tax rate (b/d)	20%	19%

Reconciliation of Operating Cash Flow to Free Cash Flow

	Three Months Ended
	March 31,	March 31,
	2012	2011
	(In millions)
Net cash provided by operating activities	$531	$700
Less: Purchases of property and equipment, net	(242)	(149)
Free cash flow	$289	$551